Exhibit 99.1

Prestige Brands Holdings, Inc.

Press Release

September 12, 2005

Press Release

For immediate release

Prestige Brands Announces
New Agreement with Proctor & Gamble

Irvington, NY – September 12, 2005 – Prestige Brands Holdings, Inc. (NYSE:PBH) today announced a revised and extended long-term license agreement with the Procter & Gamble Company (P&G) under which Prestige’s Comet® cleanser products will be sold and distributed in Russia and fourteen other European countries by P&G.  The new agreement will be revenue-producing for Prestige effective January 1, 2006.

The new agreement will replace an existing license under which P&G was authorized to sell Comet in Eastern Europe through October 2006.

“P&G is an excellent partner for Prestige in Eastern Europe,” said Peter C. Mann, Chairman and Chief Executive Officer. “P&G has successfully marketed the Comet brand in Eastern Europe for many years. This agreement will help grow our business internationally.”

Comet, which is Prestige’s largest brand in terms of revenue, is the #1 selling powdered abrasive cleanser in the United States.

About Prestige Brands

Prestige Brands is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaning products and other well-known brands.

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Contact: Dean Siegal

914-524-6819